EXHIBIT 5
                                 Jones, Walker
                             Waechter, Poitevent
                          Carrere & Denegre, L.L.P.



                                October 3, 1997



Melamine Chemicals, Inc.
39041 Highway 18 West
Donaldsonville, Louisiana  70346

Gentlemen:

       We have acted as counsel for Melamine Chemicals, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering by the Company of 350,000 shares (the "Shares") of common stock, $.01 par value for each share, pursuant to the terms of the Melamine Chemicals, Inc. 1996 Long-Term Incentive Plan (the "Plan").

       Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the Shares have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.

      We consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              JONES, WALKER, WAECHTER,
                                   POITEVENT, CARRERE & DENEGRE, L.L.P.



                               By:  /s/ Margaret F. Murphy
                                   ---------------------------------
                                     Margaret F. Murphy